Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
melissa.napier@usfoods.com	sara.matheu@usfoods.com

US Foods Reports First Quarter Fiscal 2021 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) May 10, 2021 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter of fiscal 2021. In this press release, we refer to certain organic financial results. Organic financial results exclude contributions from Smart Foodservice, which was acquired on April 24, 2020.

First Quarter Fiscal 2021 Highlights
•Total case volume decreased 0.9%; independent restaurant case volume increased 8.1%
•Total organic case volume decreased 6.4%; organic independent restaurant case volume increased 0.2%
•Net sales decreased 0.7% to $6.3 billion
•Gross profit decreased 5.9% to $1.0 billion
•Net loss available to common shareholders was $39 million
•Adjusted EBITDA decreased 2.8% to $172 million
•Diluted EPS loss was $0.18; Adjusted Diluted EPS was $0.12

CEO Perspective
"During the first quarter, we saw a meaningful recovery in case volume with our restaurant and hospitality customers. This momentum has continued into the early part of the second quarter as restrictions on in-person dining continue to be lifted in markets across the country," said Chairman and CEO Pietro Satriano. "Over the last 12 months, our scale and differentiated strategy have allowed us to gain market share with both large and small customers as operators continue to utilize our technology, innovative products and consultative services to help them manage their business."

First Quarter Fiscal 2021 Results
Total case volume decreased 0.9% from the prior year, while total organic case volume decreased 6.4%. Independent restaurant case volume increased 8.1%, while organic independent restaurant case volume increased 0.2%. Net sales of $6.3 billion decreased 0.7% from the prior year, primarily as a result of the negative impact of COVID-19 on case volume. Both case volume and Net sales improved throughout the quarter as COVID-19 vaccine distributions became more widespread and restrictions on in-person dining eased in various markets. Smart Foodservice contributed Net sales of $261 million, or 4.1%, for the quarter.

Gross profit of $1.0 billion decreased $63 million, or 5.9%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, an unfavorable year-over-year LIFO adjustment, changes to our customer mix and higher logistics costs. These factors were partially offset by contributions from Smart Foodservice, which was not owned by the company in the prior year period. Gross profit as a percentage of Net sales was 15.9%. Adjusted Gross profit was $1.0 billion, a decrease of $29 million or 2.8% from the prior year, driven by the negative impact of

COVID-19 on case volume, changes to our customer mix and higher logistics costs. These factors were partially offset by contributions from Smart Foodservice. Adjusted Gross profit as a percentage of Net sales was 16.3%.

Operating expenses were $975 million, a decrease of $217 million or 18.2% from the prior year. The decrease was primarily due to a $185 million lower provision for COVID-19 related uncollectible accounts compared to the prior year period and actions put in place to reduce operating costs as a result of lower case volume. The decrease was partially offset by operating expenses for Smart Foodservice. Operating expenses as a percent of Net sales were 15.5%. Adjusted Operating expenses were $859 million, a decrease of $23 million or 2.6% from the prior year, primarily due to actions the company put in place to reduce operating costs as a result of lower case volume, which were partially offset by operating expenses for Smart Foodservice. Adjusted Operating expenses as a percent of Net sales were 13.6%.

Net loss available to common shareholders was $39 million, an increase of $93 million compared to the prior year. Adjusted EBITDA was $172 million, a decrease of $5 million or 2.8%, compared to the prior year. Diluted EPS loss was $0.18; Adjusted Diluted EPS was $0.12.

Cash Flow and Capital Transactions
Net cash provided by operating activities in the first quarter of fiscal 2021 was $176 million, an increase of $238 million from the prior year. Cash capital expenditures for the first quarter of fiscal 2021 totaled $46 million, a decrease of $33 million from the prior year period due to the timing of capital projects in fiscal 2021.

Net Debt at the end of the first quarter of fiscal 2021 was $4.8 billion. The ratio of Net Debt to Adjusted EBITDA was 7.5x at the end of the first quarter of fiscal 2021, compared to 7.6x at the end of fiscal 2020.

Outlook for Fiscal Year 2021
Due to the continued uncertainty associated with COVID-19 and the timing of a recovery, the company is not providing financial guidance for fiscal 2021.

Conference Call and Webcast Information
US Foods' will host a live webcast to discuss first quarter fiscal 2021 results on Monday, May 10, 2021, at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 6163308. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 80 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining LIBOR or the replacement of LIBOR with an alternative reference rate; labor relations and costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; costs and risks associated with current and changing government laws and regulations, and potential changes as a result of a new administration in the United States and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which was filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit) provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (5) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net (loss) income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net (loss) income is Net (loss) income excluding such items as Restructuring benefits and costs, asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net (loss) income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2021 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	April 3, 2021	January 2, 2021

ASSETS
Current assets:
Cash and cash equivalents	$912	$828
Accounts receivable, less allowances of $51 and $67	1,354	1,084
Vendor receivables, less allowances of $7 and $5	177	121
Inventories—net	1,451	1,273
Prepaid expenses	160	132
Assets held for sale	10	1
Other current assets	20	26
Total current assets	4,084	3,465
Property and equipment—net	1,987	2,021
Goodwill	5,625	5,637
Other intangibles—net	874	892
Deferred tax assets	21	1
Other assets	409	407
Total assets	$13,000	$12,423

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$178	$136
Accounts payable	1,733	1,218
Accrued expenses and other current liabilities	538	497
Current portion of long-term debt	122	131
Total current liabilities	2,571	1,982
Long-term debt	5,616	5,617
Deferred tax liabilities	275	270
Other long-term liabilities	504	505
Total liabilities	8,966	8,374
Mezzanine equity:
Series A convertible preferred stock	534	519
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,908	2,901
Retained earnings	622	661
Accumulated other comprehensive loss	(32)	(34)
Total shareholders’ equity	3,500	3,530
Total liabilities, mezzanine equity and shareholders' equity	$13,000	$12,423

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	April 3, 2021	March 28, 2020
Net sales	$6,295	$6,339
Cost of goods sold	5,292	5,273
Gross profit	1,003	1,066
Operating expenses:
Distribution, selling and administrative costs	972	1,192
Restructuring costs and asset impairment charges	3	—
Total operating expenses	975	1,192
Operating income (loss)	28	(126)
Other income—net	(7)	(6)
Interest expense—net	54	52
Loss on extinguishment of debt	23	—
Loss before income taxes	(42)	(172)
Income tax benefit	(18)	(40)
Net loss	$(24)	$(132)

Net loss	$(24)	$(132)
Series A convertible preferred stock dividends	15	—
Net loss available to common shareholders	$(39)	$(132)

Net loss per share
Basic	$(0.18)	$(0.60)
Diluted	$(0.18)	$(0.60)

Weighted-average common shares outstanding
Basic	220,713,683	219,138,692
Diluted	220,713,683	219,138,692

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
($ in millions)	April 3, 2021	March 28, 2020
Cash flows from operating activities:
Net loss	$(24)	$(132)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	101	101
Loss on disposal of property and equipment—net	—	1
Loss on extinguishment of debt	23	—
Amortization of deferred financing costs	3	2
Deferred tax benefit	(4)	(17)
Share-based compensation expense	10	7
(Benefit) provision for doubtful accounts	(12)	180
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(315)	157
(Increase) decrease in inventories—net	(178)	6
Increase in prepaid expenses and other assets	(25)	(26)
Increase (decrease) in accounts payable and cash overdraft liability	555	(215)
Increase (decrease) in accrued expenses and other liabilities	42	(126)
Net cash provided by (used in) operating activities	176	(62)
Cash flows from investing activities:
Proceeds from sales of assets	—	5
Purchases of property and equipment	(46)	(79)
Net cash used in investing activities	(46)	(74)
Cash flows from financing activities:
Proceeds from debt borrowings	900	1,945
Principal payments on debt and financing leases	(926)	(827)
Debt financing costs and fees	(18)	—
Proceeds from employee stock purchase plan	5	6
Proceeds from exercise of stock options	4	1
Tax withholding payments for net share-settled equity awards	(12)	(2)
Net cash (used in) provided by financing activities	(47)	1,123
Net increase in cash, cash equivalents and restricted cash	83	987
Cash, cash equivalents and restricted cash—beginning of period	829	98
Cash, cash equivalents and restricted cash—end of period	$912	$1,085
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$33	$41
Income taxes paid—net	—	2
Property and equipment purchases included in accounts payable	23	38
Property and equipment transferred to assets held for sale	9	14
Leased assets obtained in exchange for financing lease liabilities	7	59
Leased assets obtained in exchange for operating lease liabilities	8	2
Paid-in-kind Series A convertible preferred stock dividends	15	—

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	April 3, 2021	March 28, 2020	Change	%
Net loss available to common shareholders (GAAP)	$(39)	$(132)	$93	(70.5)%
Series A convertible preferred stock dividends	15	—	15	NM
Net loss (GAAP)	(24)	(132)	108	(81.8)%
Interest expense—net	54	52	2	3.8%
Income tax benefit	(18)	(40)	22	(55.0)%
Depreciation expense	82	82	—	—%
Amortization expense	19	19	—	—%
EBITDA (Non-GAAP)	113	(19)	132	NM
Adjustments:
Restructuring costs and asset impairment charges (1)	3	—	3	NM
Share-based compensation expense (2)	10	7	3	42.9%
LIFO reserve change (3)	21	(13)	34	NM
Loss on extinguishment of debt (4)	23	—	23	NM
Business transformation costs (5)	9	6	3	50.0%
COVID-19 bad debt (benefit) expense (6)	(15)	170	(185)	(108.8)%
Business acquisition and integration related costs and other (7)	8	26	(18)	(69.2)%
Adjusted EBITDA (Non-GAAP)	172	177	(5)	(2.8)%
Depreciation expense	(82)	(82)	—	—%
Interest expense—net	(54)	(52)	(2)	3.8%
Income tax provision, as adjusted (8)	(9)	(11)	2	(18.2)%
Adjusted net income (Non-GAAP) (9)	$27	$32	$(5)	(15.6)%

Diluted EPS (GAAP)	$(0.18)	$(0.60)	$0.42	(70.0)%
Restructuring costs and asset impairment charges (1)	0.01	—	0.01	NM
Share-based compensation expense (2)	0.05	0.03	0.02	66.7%
LIFO reserve change (3)	0.10	(0.06)	0.16	NM
Loss on extinguishment of debt (4)	0.10	—	0.10	NM
Business transformation costs (5)	0.04	0.03	0.01	33.3%
COVID-19 bad debt (benefit) expense (6)	(0.07)	0.78	(0.85)	(109.0)%
Business acquisition and integration related costs and other (7)	0.04	0.12	(0.08)	(66.7)%
Income tax provision, as adjusted (8)	0.03	(0.15)	0.18	(120.0)%
Adjusted Diluted EPS (Non-GAAP) (10)	$0.12	$0.15	$(0.03)	(20.0)%

Weighted-average diluted shares outstanding (GAAP) (11)	220,713,683	219,138,692

Gross profit (GAAP)	$1,003	$1,066	$(63)	(5.9)%
LIFO reserve change (3)	21	(13)	34	NM
Adjusted Gross profit (Non-GAAP)	$1,024	$1,053	$(29)	(2.8)%

Operating expenses (GAAP)	$975	$1,192	$(217)	(18.2)%
Depreciation and amortization expense	(101)	(101)	—	—%
Restructuring costs and asset impairment charges (1)	(3)	—	(3)	NM
Share-based compensation expense (2)	(10)	(7)	(3)	42.9%
Business transformation costs (5)	(9)	(6)	(3)	50.0%
COVID-19 bad debt benefit (expense) (6)	15	(170)	185	(108.8)%
Business acquisition and integration related costs and other (7)	(8)	(26)	18	(69.2)%
Adjusted Operating expenses (Non-GAAP)	$859	$882	$(23)	(2.6)%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the change in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)Includes: (i) aggregate acquisition and integration related costs of $6 million and $25 million for the 13 weeks ended April 3, 2021 and March 28, 2020, respectively; and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Effective as of the first quarter 2021, we have presented Adjusted net income. Previously, we presented Adjusted net income available to common shareholders.
(10)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding.
(11)GAAP weighted-average diluted shares outstanding used in the Adjusted Diluted EPS calculation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	April 3, 2021	January 2, 2021	March 28, 2020
Total Debt (GAAP)	$5,738	$5,748	$5,915
Cash, cash equivalents and restricted cash	(912)	(828)	(1,085)
Net Debt (Non-GAAP)	$4,826	$4,920	$4,830
Adjusted EBITDA (1)	$643	$648	$1,139
Net Leverage Ratio (2)	7.5	7.6	4.2

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA